EXHIBIT 99.1

N E W S   R E L E A S E

Contact:	Peter D. Brown Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS FIRST QUARTER RESULTS

•	Total Sales Increased 16.1 Percent
•	Net Income Per Share Increased 19 Percent to $0.37
•	Pre-tax Profit Increased 23 Percent
•	Pre-tax Profit Margin Improved by 40 Basis Points
•	Re-confirms Guidance on Full-Year EPS From Continuing Operations

NEW YORK, NY, May 18, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its first quarter ended April 30, 2005.

Financial Results

Net income for the Company’s first quarter ended April 30, 2005, increased 19 percent to $0.37 per share, or $58 million, from $0.31 per share, or $48 million last year. Included in last year’s results was a gain of $1 million related to discontinued operations. For the first quarter period, sales increased 16.1 percent to $1,377 million this year compared with sales of $1,186 million for the corresponding prior year period. First quarter comparable-store sales increased 2.6 percent.

“We are pleased that our pre-tax profit from continuing operations increased by 23 percent and, as a percentage of sales, by 40 basis points from the first quarter of last year,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Our earnings per share was at the high end of the guidance that we provided at the beginning of the quarter and, as a result, we remain comfortable that we will be able to continue to post income from continuing operations per share increases in the 10-to-20 percent range for the balance of 2005. We currently expect our second quarter earnings per share from continuing operations to increase towards the high end of this 10-to-20 percent range, with an opportunity to exceed this guidance if our current sales trend continues.”

Mr. Serra continued, “One of Foot Locker, Inc.’s unique strengths is its diversified portfolio of businesses operating in global markets. As expected, our first quarter profit increase was driven by our combined United States store businesses, which benefited from increased sales of higher-priced marquee footwear that led to higher average selling prices. Increased profits by our highly suburban-based Champs Sports division, and earnings accretion from our recently acquired more urban-concentrated Footaction stores, both contributed to our improving first quarter results. While business remained challenging in the European markets where we operate, our divisional profit and profit margin at Foot Locker Europe was strong.”

Store Base Update

During the first quarter, the Company opened 23 new stores; remodeled/relocated 90 stores and closed 62 stores. At April 30, 2005, the Company operated 3,928 stores in 18 countries in North America, Europe and Australia. This represents an increase of 341 stores, or approximately 10 percent versus the first quarter of last year, primarily as a result of our acquisition of the Footaction chain.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

The Company is hosting a live conference call at 10:00 a.m. (EDT) on Thursday, May 19, 2005 to discuss these results and provide guidance with regard to its earnings outlook for 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at

http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 pm on Monday, May 30, 2005.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.
Condensed Consolidated Statements of Operations
(unaudited)
Periods ended April 30, 2005 and May 1, 2004
(In millions, except per share amounts)

	First Quarter 2005	First Quarter 2004
Sales	$1,377	$1,186

Cost of sales (1)	959	825
Selling, general and administrative expenses	283	248
Depreciation and amortization (1)	41	35
Interest expense, net	3	4
	1,286	1,112
Income from continuing operations before income taxes	91	74
Income tax expense	33	27
Income from continuing operations	58	47

Income on disposal of discontinued operations, net of tax	—	1
Net income	$58	$48

Diluted EPS:
Income from continuing operations	$0.37	$0.31
Income on disposal of discontinued operations, net of tax	—	—
Net income	$0.37	$0.31

Weighted-average diluted shares outstanding	158.1	156.2

(1)	Certain amounts in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions)

	April 30, 2005	May 1, 2004
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$405	$392
Merchandise inventories	1,320	1,051
Other current assets	165	153
	1,890	1,596

Property and equipment, net (1)	710	664
Deferred tax assets	181	191
Other assets	505	333
	$3,286	$2,784

Liabilities and Shareholders' Equity

CURRENT LIABILITIES
Accounts payable	$439	$370
Accrued and other liabilities	318	288
Current portion of long-term debt and
obligations under capital leases	—	150
	757	808

Long-term debt and obligations under capital leases(2)	347	182
Other liabilities (1) (2)	299	379
SHAREHOLDERS' EQUITY	1,883	1,415
	$3,286	$2,784

(1)	Certain balances in the prior fiscal year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

(2)	Long-term debt and obligations under capital leases increased by $4 million in 2005 and were reduced by $5 million in 2004 representing the fair value of interest rate swaps related to the Company’s 8 ½% debentures due in 2022.

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FOOT LOCKER, INC.
Store and Estimated Square Footage
(unaudited)
(Square footage in thousands)

	April 30, 2005	May 1, 2004	January 29, 2005
Foot Locker U.S.
Number of stores	1,403	1,436	1,428
Gross square footage	5,705	5,849	5,809
Selling square footage	3,337	3,402	3,390

Footaction
Number of stores	350	—	349
Gross square footage	1,685	—	1,683
Selling square footage	1,049	—	1,049

Lady Foot Locker
Number of stores	555	570	567
Gross square footage	1,242	1,270	1,265
Selling square footage	696	707	705

Kids Foot Locker
Number of stores	336	350	346
Gross square footage	812	846	837
Selling square footage	484	504	497

Champs Sports
Number of stores	566	580	570
Gross square footage	3,149	3,227	3,173
Selling square footage	2,160	2,221	2,178

Foot Locker International
Number of stores	718	651	707
Gross square footage	2,058	1,864	2,013
Selling square footage	1,094	1,005	1,069

Total Athletic Group
Number of stores	3,928	3,587	3,967
Gross square footage	14,651	13,056	14,780
Selling square footage	8,820	7,839	8,888

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